EXHIBIT 99.1
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AMLI                                      125 South Wacker Drive
RESIDENTIAL                               Chicago, Illinois 60606
                                          Phone:      312.443.1477
                                          Fax:        312.443.0909
                                          www.amli.com

PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

OCTOBER 25, 2005                    For More Information, Contact:

                                    Robert J. Chapman,
                                    Chief Financial Officer
                                    (312) 984-6845


                  AMLI RESIDENTIAL ANNOUNCES THIRD QUARTER
                   OPERATING RESULTS AND DECLARES DIVIDEND

(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces today operating results for the third quarter ended September 30, 2005.

EARNINGS
--------

Net income for the quarter and nine months ended September 30, 2005 was $44,136,000 and $75,757,000, respectively, as compared to $12,234,000 and
$61,257,000, respectively, in the year earlier periods. Diluted Earnings Per Share ("EPS") for the quarter ended September 30, 2005 was $1.48 compared to $0.41 for the same period a year earlier, an increase of 261%. For the nine months ended September 30, 2005, EPS was $2.52 compared to $2.13 for the comparable period of 2004.

The difference in net income between the current quarter and the third quarter last year and net income for the nine months ended September 30, 2005 versus the comparable period in 2004 is primarily attributable to the differences in the amount of aggregate gains recognized from a combination of sales of rental properties, net of minority interest, sales of partnership interests in existing wholly-owned communities and AMLI's share of gains on sales of partnership properties. Such amounts were $41,900,000 and $73,934,000 for the three and nine months ended September 30, 2005, respectively, and $11,318,000 and $51,282,000 for the three and nine months ended September 30, 2004, respectively.

FUNDS FROM OPERATIONS ("FFO") for the third quarter 2005 were $16,042,000, or $0.51 per common share, compared to $13,576,000, or $0.44 per common share, for the third quarter 2004 (a per share increase of 15.9%). Actual results for the third quarter were consistent with both the mid-point of AMLI's most current guidance and First Call's most recent estimate.

"The results of the quarter were significantly better than a year ago, reflecting continuing improvement in community operations, full investment of the proceeds of our common share offering in March 2004 and positive contributions from transactional activity," stated Robert J. Chapman, AMLI Chief Financial Officer. "Same community total revenues continue to increase year over year and sequentially over the prior quarter. The increase in third quarter community operating expenses compared to last year is not representative of a full year run rate, and we still expect community revenue, operating expenses and NOI for the full year 2005 to be within the range of our guidance."





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


THIRD QUARTER ACTIVITIES
------------------------

During the third quarter, AMLI purchased AMLI Memorial Heights (380 apartments) in Houston, Texas and sold AMLI at Poplar Creek (196 apartments) in Schaumburg, Illinois. AMLI also completed the initial lease-up and stabilization of AMLI Downtown (220 apartments, retail and parking) in Austin, Texas and closed on a $25 million first mortgage permanent loan secured only by the residential portion. AMLI owns a 30% interest in AMLI Downtown.

Additionally AMLI entered into three joint ventures during the quarter. In two transactions AMLI sold a 60% partnership interest in AMLI at Riverbend (996 apartments) in Indianapolis, Indiana and an 80% partnership interest in AMLI at Oakhurst North (464 apartments) in Aurora (Chicago), Illinois, both stabilized, previously wholly-owned apartment communities, to a client of The Tuckerman Group LLC. In addition to retaining an ownership in both communities, AMLI was paid certain fees upon closing of the joint ventures.

In the third transaction, AMLI entered into a joint venture with The Northwestern Mutual Life Insurance Company ("Northwestern Mutual") to develop and own AMLI Perimeter Gardens (245 apartments) in the Dunwoody neighborhood of northeast Atlanta, Georgia. The joint venture is structured such that cash flow and sales proceeds will be shared 75% to Northwestern Mutual and 25% to AMLI Residential until certain benchmarks are achieved, at which point AMLI will receive an increased portion of the cash flow and residual interest.

Early in the quarter, AMLI modified the terms of the Company's three unsecured bank credit facilities, including its two revolving lines of credit and its $110 million term loan. The commitment amounts under the primary and secondary lines of credit were increased to $250 million and $20 million, respectively, and the maturity dates were reset to three years from closing. The pricing and certain covenants under all three facilities were also amended.

SAME COMMUNITY RESULTS
----------------------

On a combined same community basis, which includes both wholly-owned and co-investment communities (at 100%), for the quarter ended September 30, 2005 versus the prior year's comparable quarter, total community revenue increased 1.6% (reflecting an increase in weighted average occupancy to 94.9% from 93.9% and an increase in weighted average collected revenue per occupied unit of 0.5%), operating expenses increased by 4.6% (partially reflecting quarterly timing differences), and net operating income ("NOI") decreased by 0.5%.

Comparing the third quarter of 2005 to the preceding quarter, total community revenue increased by 1.9% (reflecting an increase in weighted average occupancy of 1.3% and an increase in weighted average collected revenue per occupied unit of 0.4%), operating expenses increased 5.3% (reflecting some seasonality), and NOI decreased 0.6%.

SUBSEQUENT EVENTS
-----------------

Yesterday, AMLI and Morgan Stanley Real Estate's Prime Property Fund (PRIME) announced that PRIME entered into a definitive agreement to acquire AMLI in an all-cash transaction totaling approximately $2.1 billion. Under the terms of the agreement PRIME will acquire all of AMLI's common shares for $37.75 per share in cash. Holders of limited partnership units in AMLI's operating partnership will also receive $37.75 per unit in cash. AMLI will continue to pay regular quarterly distributions at an annualized rate of $1.92 per share and per unit through the closing of the transaction. Completion of the transaction, which is expected to occur during the first quarter of 2006, is subject to approval by AMLI's common shareholders and certain other customary closing conditions.


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OUTLOOK
-------

AMLI's current expectation for FFO for the fourth quarter and full year 2005 is now plus or minus $0.02 from the midpoints of $0.69 per share and $2.15 per share, reflecting an approximately $0.20 per share contribution from the potential disposition of a community built for sale by one of the Company's subsidiaries that had previously been assumed to occur in 2006.

The following chart reconciles AMLI's current FFO per share guidance to
EPS:

                         Actual    Actual    Actual               Full
                           Q1        Q2        Q3        Q4       Year
                        -------   -------   -------   -------   -------

EPS per Common Share     $ 0.76    $ 0.28    $ 1.48    $ 0.34    $ 2.85
Gains on Sales          ($ 0.85)  ($ 0.35)  ($ 1.47)  ($ 0.30)  ($ 2.96)
Depreciation             $ 0.45    $ 0.45    $ 0.43    $ 0.40    $ 1.73
Adjustment for
  Preferred Shares       $ 0.07    $ 0.14    $ 0.07    $ 0.25    $ 0.53
FFO per Share            $ 0.43    $ 0.52    $ 0.51    $ 0.69    $ 2.15

DIVIDEND
--------

Yesterday, the Board of Trustees declared a quarterly dividend of $0.48 per common share. This dividend is payable on November 15, 2005 to all common shareholders of record as of November 4, 2005 and is based on an annual dividend rate of $1.92 per common share.

CONFERENCE CALL
---------------

AMLI will hold a conference call on Wednesday, October 26, 2005 at 3:30 p.m. Eastern Time. The toll-free number for the call is (800) 946-0706 -
Passcode: 994697, and should be accessed approximately 5 minutes prior to conference time. A live webcast of the conference call will also be available in the 'Company Info' section on AMLI's website (www.amli.com/comp/) and at www.streetevents.com, a password-protected event management site. Additionally, an on-line replay of the webcast will be available for 60 days following the call.

SUPPLEMENTAL INFORMATION
------------------------

AMLI produces Quarterly Supplemental Information that provides detailed information regarding the Company's activities during the quarter. The Third Quarter Supplemental Information is available in the 'Company Info' section on our website (www.amli.com/comp/) under 'Shareholder Reports.'

DEFINITIONS
-----------

This press release and the Quarterly Supplemental Information described above contain certain non-GAAP ("Generally Accepted Accounting Principles") information that is generally provided by most publicly-traded residential REITs. AMLI uses this information internally to measure its performance and/or liquidity and to compare its performance to other REITs in its peer group, and believes that this information may be of interest and use to the investment community for the same reason.








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Except where indicated, community revenue, community expenses, net operating income ("NOI") and earnings before interest, taxes, depreciation and amortization ("EBITDA") are computed based on various line items included in our consolidated statements of income prepared in accordance with GAAP. Where indicated, this information is presented on a basis that includes AMLI's proportionate share of the non-GAAP financial measures of its co-investment partnerships.

Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in the Company's Quarterly Supplemental Financial information, primarily pages 18 and 19.

EBITDA is NOI (including AMLI's proportionate share of the NOI of its co-investment partnerships) plus all fees and interest income and income from the Service Companies and gains or losses from sales or valuation of land and other income, less general and administration expense.

FUNDS FROM OPERATIONS ("FFO") is EBITDA less interest expense (including AMLI's proportionate share of the interest expense of its co-investment partnerships and amortization of deferred financing expense) and any income taxes. FFO computed in this manner is equal to FFO as defined in NAREIT's white paper, which definition is "net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures."

Additional definitions can be found in the Quarterly Supplemental
Information.

ABOUT AMLI
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The AMLI<registered trademark> portfolio currently includes 75 apartment communities containing 28,356 apartment homes, with an additional 827 apartment homes under development or in lease-up in three locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission -- Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at www.amli.com.

FORWARD-LOOKING STATEMENTS
--------------------------

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal Securities Law. Although the Company believes expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking statements can be identified by the Company's use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters.

The Company does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect the Company's current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumption noted by the Company herein.



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


The Company is making forward-looking statements because it believes investors, analysts and others, many of whom prepare models and projections of the Company's performance, are interested in the Company's current estimates of its future activities. The Company advises such parties to make their own determination of any relevant or material assumption used by them.

Many factors may cause the Company's actual performance in any period or periods to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Certain of the factors that could cause the Company's actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities, other risks detailed from time to time in the Company's SEC reports, including the annual report on form 10-K for the year ended December 31, 2004.

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